Exhibit 10.1

PARAMOUNT ACQUISITION CORP.

787 7th Avenue

New York, NY 10019

June 1, 2007

Mr. Jerry Silva

c/o B.J.K., Inc.

750 Park Place

Long Beach, NY 11561

Dear Mr. Silva:

Paramount Acquisition Corp., a Delaware corporation (“Paramount”), and B.J.K., Inc., a New York corporation d/b/a ChemRx (“ChemRx”), are parties to a Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, Paramount will acquire 100% of the Capital Stock of ChemRx and ChemRx New Jersey, LLC (“ChemRx NJ”).  This Employment Letter sets forth the terms and conditions of your employment with Paramount and its subsidiaries and affiliates from time to time, including, without limitation, ChemRx and ChemRx NJ (collectively, the “Group”).

1.             Employment.  Unless your employment is terminated in accordance with Section 6 below, you agree to be employed, and Paramount agrees to employ you, during the period commencing upon the closing date of the transactions contemplated by the Purchase Agreement (the “Effective Date”) and ending on December 31, 2010.  Such period is referred to as the “Term”.  The portion of the Term during which you are actually employed by Paramount is referred to as the “Employment Period”.  Should the Purchase Agreement be terminated pursuant to Section 10.1 thereof, this Employment Letter shall be null and void and of no further force and effect.  Each party to this Employment Letter agrees that it has no claims, rights or obligations against any other party by virtue of this Employment Letter unless and until the closing of the transactions contemplated by the Purchase Agreement occurs.

2.             Position; Duties.

(a)           You will be employed by Paramount as its Chief Executive Officer and Chairman of the Board of Directors.  In such capacity, you will report to the Board of Directors of Paramount (the “Board of Directors”), and shall have such authority and perform such duties customary for a chief executive officer and chairman of the board of directors of a Delaware corporation or as may be assigned by the Board of Directors consistent with your positions as Chief Executive Officer and Chairman of the Board of Directors.  You agree to comply with such lawful policies of Paramount as may be adopted from time to time.  During the Employment Period, your principal place of employment will be at the Group’s headquarters in Long Beach, New York.

(b)           You agree to use your best efforts, and devote substantially all of your working time, to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Group.  Notwithstanding the foregoing, you may engage in the activities of (i) serving as an officer or director of, or otherwise participating in, non-profit educational, welfare, social, religious and civil organizations, and (ii) managing personal and family investments, provided that such activities set forth in clauses (i) and (ii) do not materially interfere with the performance and fulfillment of your duties and responsibilities hereunder.

3.             Base Salary; Bonus.

(a)           During the Employment Period, Paramount will pay you a base salary (“Base Salary”) at an annual rate of $500,000, which will be reviewed and subject to upward adjustment based on the recommendation of the Board of Directors (or a committee thereof) and the review and approval of the members of the Board of Directors (excluding you), and payable in accordance with Paramount’s normal payroll practices.

(b)           For each calendar year that ends during the Employment Period beginning with the 2008 calendar year, you will have the opportunity to earn a bonus (a “Bonus”) of up to $250,000.  The amount of your Bonus, if any, for any calendar year, shall be determined in the sole discretion of the Board of Directors or a committee thereof (in each case, excluding you).  Except as set forth in Section 6, to receive a Bonus, you must be employed on the last day of the calendar year for which a Bonus is awarded.  Each Bonus shall be paid 90 days after the end of the applicable calendar year.

4.             Benefits; Reimbursement of Expenses.

(a)           Benefits.  You shall participate in all medical, dental, pension and other benefit plans available to other senior executives of Paramount generally, as the Board of Directors shall adopt consistent with industry practice as of the Effective Date or as soon thereafter as the Board of Directors may determine in its reasonable discretion, provided that until such time as medical and dental insurance is in place, Paramount agrees to reimburse or pay on your behalf premiums for “COBRA” coverage to which you may be entitled.  Nothing in this Employment Letter shall restrict Paramount’s ability to change or terminate any or all of its benefit plans and programs from time to time; nor shall anything in this Employment Letter prevent any such change from affecting you.  If you die during the Employment Period, Paramount will pay the COBRA premiums for the continuation of medical insurance coverage for your spouse for a period of 36 months following the date of death or such shorter period as your spouse may be eligible for COBRA coverage (it being understood that to the extent such payment would constitute a taxable benefit, Paramount may make applicable withholding with respect to such taxable benefit from any amounts otherwise payable to your estate upon your death).

(b)           Reimbursement of Expenses.  Paramount shall pay or reimburse you for all reasonable out-of-pocket expenses incurred by you during the Employment Period.  You shall submit proof of expenses (including, in the case of reimbursement, proof of payment) in conformity with the regular policies and practices of Paramount for its executive employees, but in no event shall you be permitted to submit a claim for reimbursement more than three years after your separation from service with the Group.

5.             Vacation.  You shall be entitled to such reasonable paid vacation time as may be  compatible with your positions with Paramount and determined by the Board of Directors from time to time, giving due regard to the preservation of your health and also to the reasonable scheduling needs of Paramount in connection with your employment.

6.             Termination of Employment.

(a)           Death.  Your employment will terminate upon your death.  Your beneficiaries will be entitled to (i) any earned but unpaid Base Salary, (ii) any Bonus earned with respect to a completed period but not yet paid, (iii) unreimbursed business expenses submitted in accordance with paragraph 4(b), and (iv) any amounts accrued and payable under the terms of any of the Group’s benefit plans (collectively the “Accrued Obligations”).  In addition, your beneficiaries will be entitled to the Prorated Bonus.  For purposes of this Employment Letter, “Prorated Bonus” means the Bonus to which you would have been entitled had you remained employed until the end of the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of days that you were employed during such calendar year, and the denominator of which is 365.  Any payments under this provision shall be made 30 days after the date of your death, except that payment of the Prorated Bonus, if any, shall be made 90 days after the end of the calendar year in which termination occurs and amounts payable under any of the Group’s benefit plans shall be paid in accordance with the terms of such plans.

(b)           Disability.  Paramount may terminate your employment by reason of your Disability.  “Disability” means your inability to perform your essential job functions by reason of a physical or mental impairment for a period of 120 consecutive days (or an aggregate of 180 days) within a period of 365 consecutive days as determined by an independent physician reasonably approved by you (or your representative) and Paramount.  Upon such termination, you will be entitled to the Accrued Obligations and the Prorated Bonus.  Any payments to you under this provision shall be made 30 days after the date on which your employment is terminated, except that payment of the Prorated Bonus, if any, shall be made 90 days after the end of the calendar year in which termination occurs and amounts payable under any of the Group’s benefit plans shall be paid in accordance with the terms of such plans.  Payment of the Prorated Bonus shall be conditional upon your continuing compliance, other than any isolated, insubstantial and inadvertent failure to comply that is not in bad faith, with the restrictive covenants contained in Section 7, as well as your execution, delivery and nonrevocation of release of claims in favor of Paramount, in substantially the form attached as Exhibit A (the “Release”).  If you fail to comply with the restrictive covenants set forth in Section 7 or to timely deliver the Release so that the Revocation Period (as such term is defined in the Release) has expired before the date that the Prorated Bonus would otherwise be paid under this Section 6(b), you will not be entitled to receive the Prorated Bonus.

(c)           Termination for Cause.  Paramount may terminate your employment during the Term for Cause.  “Cause” means your (i) commission of an act that constitutes common law fraud or a felony, commission of any other crime involving moral turpitude, or commission of any other tortious or unlawful act causing material harm to the business, standing or reputation of the Group without the good faith belief that such conduct was in the best interests of Paramount, (ii) material breach of this Employment Letter, after Paramount has given you 10 days written notice and an opportunity to cure such breach to the extent curable, (iii) your willful failure or refusal to perform your material duties or obligations under this Employment Letter, including, without limitation, willful refusal to abide by the directions of the Board of Directors or any reasonable policy adopted by the Board of Directors, in each case after Paramount has given you 10 days written notice and an opportunity to cure such failure or refusal to the extent curable, (iv) willful misconduct or gross negligence in the performance of your duties under this Employment Letter and (v) material misappropriation or embezzlement of any property of the Group.  Paramount shall not characterize any termination of your employment as a termination for Cause unless (i) you are given written notice of the conduct that constitutes Cause and (ii) you are given an opportunity to be heard before the Board of Directors with counsel of your choosing.  If your employment is terminated for Cause, you will only be entitled to the Accrued Obligations.

(d)           Termination by Paramount without Cause.  Paramount may terminate your employment during the Term for any or no reason.  If such termination is not by the Company for Cause or by reason of your death or Disability or if your employment is terminated without Cause upon expiration of the Term, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Paramount policy or otherwise,  subject to the limitations set forth below, the Company shall pay or provide you: (1) an amount equal to the sum of your annual Base Salary, payable over the one year period following termination of your employment in equal monthly installments paid on the first of each month beginning with the second month following the date of termination; (2) the Prorated Bonus, which shall be paid on the 90th day after the end of the year in which your termination occurs; and (3) one year of continued medical, dental and other benefits that may be in effect on the date of termination of your employment, provided that if Paramount’s plans do not permit you to participate on this basis, Paramount will provide such benefits outside of the plans and provided that if you become employed during this period and are eligible for comparable coverage from your new employer, Paramount shall cease providing such benefits.  Your right to the payments and benefits set forth in clauses (1) through (3) above (collectively the “Severance Benefits”) shall be conditional upon your continuing compliance, other than any insubstantial failure to comply that is not in bad faith, with the restrictive covenants contained in Section 7, as well as your execution, delivery and nonrevocation of the Release.  If you fail to comply with the restrictive covenants set forth in Section 7 or to timely deliver the Release so that the Revocation Period (as such term is defined in the Release) has expired before the earliest date that the applicable Severance Benefits would otherwise be paid under this Section 6(d), you will forfeit all Severance Benefits (including the provision of benefits under clause (3) above).  If you are eligible for cash payments under clause (1) and you are a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (collectively, the “Code”), any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (A) your “annualized compensation” for the calendar year preceding your termination of employment (in each case, as those terms are defined under Section 409A of the Code), or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which you terminate employment, shall be delayed until the first day of the seventh month following your termination of employment, or if earlier, your death.  If you are eligible for cash payments under clauses (2) and/or (3), such payments shall be made at the times as set forth above under clauses (2) and/or (3), respectively, except that, to the extent necessary to avoid adverse consequences to you under Section 409A of the Code, any such payments shall be delayed, if later than the payment dates set forth in clauses (2) and (3) above, until the first day of the seventh month following your termination of employment, or if earlier, your death. Furthermore, the Company shall not be required to make, and you shall not be required to receive, any severance or other payment or benefit under Section 6 hereof at such time as the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to you arising under Section 409A of the Code.  The parties agree that for purposes of Code Section 409A and Treasury Regulation 1.409A-2(b)(2)(iii), amounts payable under clause (1) shall be treated as a right to a series of separate payments.

(e)           Termination by You for Good Reason.  You may terminate your employment during the Term for Good Reason.  “Good Reason” means (i) any material breach by Paramount of its obligations under this Employment Letter, (ii) any material diminution of your duties, reporting lines or authority or (iii) a relocation of your principal place of employment more than 50 miles from its location in Long Beach, New York as of the date hereof.  However, none of the foregoing events or conditions will constitute Good Reason unless (w) you provide the Company with a written objection of the event or condition within 30 days following the initial existence of the condition, (x) Paramount does not reverse or otherwise cure the event or condition to the extent curable within 30 days of receiving that written objection (y) you resign your employment within 30 days following the expiration of that cure period, and (z) your termination of employment occurs within two years following the initial existence of one or more of the conditions described in the previous sentence.  If you terminate your employment for Good Reason, you shall be treated as if your employment were terminated by Paramount without Cause during the Term pursuant to Section 6(d) above. Your right to such Severance Benefits shall be subject to the same conditions as set forth in Section 6(d) regarding compliance with the restrictive covenants and execution, delivery and nonrevocation of the Release.

(f)            Termination by You without Good Reason.  You may terminate your employment during the Term for any or no reason.  If such termination is without Good Reason, you must first provide Paramount advance written notice of at least 120 days.  Upon such termination, you will only be entitled to the Accrued Obligations.

7.             Restrictive Covenants.

(a)           Executive’s Importance to the Group and the Effect of this Section 7.  You acknowledge that in the course of your ownership and operation of ChemRx and ChemRx NJ and your involvement in the Group’s activities, you have had and will continue to have access to Trade Secrets or other Confidential Information and that you have profited and will continue to profit from the goodwill associated with the Group.  In view of your access to the Trade Secrets or other Confidential Information and your importance to the Group, if you compete with the Group either during or for a period of time following the Term, the Group will likely suffer significant harm.  In return for the benefits you will receive from Paramount under this Agreement and in connection with the sale of your equity in the ChemRx and ChemRx-NJ and to induce Paramount to enter into this Employment Letter and the Purchase Agreement and consummate transactions contemplated thereby, and in light of the potential harm that you could cause to the Group, you agree to the provisions of this Section 7.  You also acknowledge that Paramount would not have entered into the Purchase Agreement or this Employment Letter, if you did not agree to this Section 7.  This Section 7 limits your ability to earn a livelihood in a

Competitive Enterprise (as defined below).  You acknowledge, however, that complying with this Section 7 will not result in severe economic hardship for you or your family.

(b)           Non-Competition.  During the period commencing on the Effective Date and ending on the second anniversary following the termination of your employment for any reason (whether during or upon expiration of the Term) (the “Restricted Period”), you will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of Paramount) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit your name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in the institutional pharmacy business in any state in the United States in which the Group is then engaged or planning to engage in the institutional pharmacy business (any such business or enterprise, a “Competitive Enterprise”); provided that the foregoing restriction shall not be construed to prohibit the ownership by you together with your affiliates and associates, as the case may be, of not more than two percent (2%) of any class of securities of any corporation that is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided further, that such ownership represents a passive investment and that you together with your affiliates and associates, either directly or indirectly, do not manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take part in its business other than exercising your rights as a shareholder, or seek to do any of the foregoing; and provided further, that if any Severance Benefits due to you are not paid when due, your obligations under this paragraph 7(b) shall terminate upon failure of the Company to cure such non-payment after thirty (30) days’ prior written notice.  Notwithstanding anything to the contrary in this Agreement or any other document or instrument, except as expressly set forth in the preceding sentence, no breach or failure to perform on the part of the Paramount or any of its affiliates shall relieve you of your obligations under this Section 7.

(c)           Non-Solicitation.  During the period commencing on the Effective Date and ending on the third anniversary following the termination of your employment for any reason (whether during or upon expiration of the Term), you agree to refrain from (i) contacting any of the Group’s clients or customers, or any prospective client or customer, for the purpose of soliciting such client or customer to transact business with a Competitive Enterprise or reduce or refrain from doing any business with the Group, (ii) transacting business with any such client or customer that would cause you to be engaged in a Competitive Enterprise or to cause such client or customer to reduce or refrain from doing any business with the Group or (iii) interfering with or damaging any relationship between the Group and any such client or customer.  You further agree that during the Restricted Period, you shall not, directly or indirectly, (x) solicit or influence any individual who is an employee or consultant of the Group or was an employee or consultant of the Group during the Employment Period or within 12 months before the date of termination of the Employment Period to terminate his or her employment or consulting relationship with the Group or to apply for or accept employment with a Competitive Enterprise or (y) employ or retain any such individual.

(d)           Trade Secrets and Confidential Information.  You recognize that it is in the legitimate business interest of Paramount to restrict your disclosure or use of Trade Secrets or other Confidential Information (as defined below) relating to the Group for any purpose other than in connection with your performance of your duties to the Group, and to limit any potential appropriation of such Trade Secrets or other Confidential Information.  You therefore agree that all Trade Secrets or other Confidential Information relating to Paramount, ChemRx or ChemRx NJ, or any of their respective subsidiaries or businesses heretofore or in the future obtained by you shall be considered confidential and the proprietary information of Paramount.  You shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information.  The term “Trade Secrets or other Confidential Information” shall mean all secret, confidential or proprietary information (whether or not reduced to writing and whether or not patentable or subject to protection by copyright and including, without limitation, any information conceived, originated, discovered or developed by you) about the Group and its businesses, and its methods, processes, products and services, past, present or contemplated, including, without limitation:  any and all information concerning strategies, sales, sales volume, sales methods, sales proposals, pricing, customers and prospective customers, identity of key personnel in the employ of customers, customer lists, and prospective customers, trade secrets,  know-how, computer programs, system documentation, system hardware, product hardware, software systems, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, studies, policies, procedures or, information received by the Group from third parties in confidence and other confidential or proprietary information belonging to the Group or relating to the affairs of the Group.  Trade Secrets or other Confidential Information shall also include buying habits and preferences and other non-public information concerning customers and prospective customers of the Group.  Notwithstanding the foregoing, if you are compelled to disclose Trade Secrets or other Confidential Information by court order or other legal process, to the extent permitted by applicable law, you shall promptly so notify the Group so that it may seek a protective order or other assurance that confidential treatment of such Trade Secrets or other Confidential Information shall be afforded, and you shall reasonably cooperate with the Group in connection therewith.

(e)           Discoveries and Works.  All Discoveries and Works initiated, made or conceived by you, during your employment by Paramount or any other member of the Group, whether alone or in conjunction with others and whether prior to or following the date hereof, that relate to the activities of the Group shall be owned exclusively by Paramount, and you hereby assign to Paramount all right, title and interest you may have or acquire in all such Discoveries and Works.  The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.  You shall (a) promptly notify and make full disclosure to Paramount of any Discoveries and Works, and execute and deliver any documents requested by Paramount to evidence or better assure title to Discoveries and Works in Paramount, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Group, (c) assist Paramount in obtaining, maintaining and enforcing for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of or rights in any and all Discoveries and Works and (d)

promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for Paramount and to protect the title of Paramount, including but not limited to assignments of such patents and other rights.  You acknowledge that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. § 101.

(f)            No Public Statements or Disparagement.  You agree that you will not make any public statements regarding your employment or the termination of your employment (for whatever reason) that are not agreed to by Paramount.  You agree that, except as required by applicable law or regulation, you will not knowingly make any public statement that would libel, slander or disparage the Group or any of their respective past or present officers, directors, employees or agents.  Paramount agrees that, except as required by applicable law or regulation, it will not, and it will cause the other members of the Group not to, knowingly make any public statement that would libel, slander or disparage you.  Notwithstanding this Section, nothing contained herein shall limit or impair your or the Group’s ability to provide truthful testimony in response to any validly issued subpoena.

(g)           Remedies.  You agree that Paramount’s remedies at law for any breach or threat of breach by you of any of the provisions of this Section 7 will be inadequate, and that, in addition to any other remedy to which Paramount may be entitled at law or in equity, Paramount shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond and without the requirement to prove that monetary damages would be difficult to calculate and that remedies at law would be inadequate.  Nothing herein contained shall be construed as prohibiting Paramount from pursuing, in addition, any other remedies available to the Group for such breach or threatened breach.

(h)           Enforceability.  It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 7 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Group, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in this Section 7 is an unenforceable restriction on your activities, the provisions of this Section 7 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitrator or court, as the case may be, may determine or indicate to be reasonable.  Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 7 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

8.             Indemnification.  Paramount shall indemnify and hold you harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ fees) arising out of any claim or legal action brought against you, whether or not ultimately defensible under the applicable “Business Judgment Rule,” relating in any way to the services performed by you as an officer, director or manager for Paramount or any of its subsidiaries, whether arising during or after the Employment Period.  This indemnification provision is intended to be broadly interpreted and to provide for indemnification to the full extent permitted by applicable law.

9.             Withholding.  Paramount shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for Paramount to satisfy any withholding tax obligation it may have under applicable law.  Notwithstanding the foregoing, you are solely responsible for paying all required taxes on any payments or other compensation provided under this Employment Letter.

10.           Governing Law.  The terms of this Employment Letter, and any action arising hereunder, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State.

11.           Waiver.  This Employment Letter may not be released, changed or modified in any manner, except by an instrument in writing signed by you and Paramount.  The failure of either party to enforce any of the provisions of this Employment Letter shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this Employment Letter shall be held to be a waiver of any other or subsequent breach.

12.           Assignment.  This Employment Letter is personal to you.  You shall not assign this Employment Letter or any of your rights and/or obligations under this Employment Letter to any other person.  Paramount may, without your consent, assign this Employment Letter to any successor to its business.

13.           Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Employment Letter (except, at the election of Paramount, for injunctive relief with respect to disputes arising out of an alleged breach or threatened breach of the restrictive covenants contained in Section 7), including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in New York, New York administered by the American Arbitration Association under its Employment Dispute Resolution Rules then in effect.  In the event of a dispute, a written request for arbitration shall be submitted to the New York, New York office of the American Arbitration Association.  The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Employment Letter.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Section 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in Section 17.  All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses which shall be borne by each party, shall be shared equally by you and Paramount.  However, if in any arbitration proceeding or injunctive action, an award or decision is made in your favor on any material claim, Paramount shall reimburse all of your costs, including reasonable attorneys’ fees, that you incurred in connection with such proceeding or action.  You and Paramount agree that there will be no punitive damages payable as a result of any dispute involving this Employment Letter or otherwise involving your employment and agree not to request punitive damages.

14.           No Conflicts.  You represent and warrant to Paramount that your acceptance of employment and the performance of your duties for the Group will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Employment Letter.

15.           Entire Agreement.  Upon the Effective Date, this Employment Letter supersedes all previous and contemporaneous communications, agreements and understandings between you Paramount, ChemRx, ChemRx NJ or any other member of the Group, and constitutes the sole and entire agreement among you and the Group pertaining to the subject matter hereof.

16.           Counterparts.  This Employment Letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

17.           Notices.  All notices, requests, demands and other communications under this Employment Letter must be in writing and will be deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 17):

If to you, to your address then on file with Paramount’s payroll department.

If to Paramount, to:

Paramount Acquisition Corp.

750 Park Place

Long Beach, NY 11561

Attention:  Corporate Secretary

with a copy to:

Paramount Acquisition Corp.

c/o Paramount BioSciences, LLC

787 7th Avenue

48th Floor

New York, NY 10019

Attention: J. Jay Lobell

Facsimile: (212) 580-0801

and

Covington & Burling LLP

The New York Times Building
620 Eighth Avenue
New York, NY 10018

Attention: Stephen A. Infante, Esq.

Facsimile: (212) 841-1010

If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours,

PARAMOUNT ACQUISITION CORP.

By:	/s/ J. Jay Lobell
Name: J. Jay Lobell
Title: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Jerry Silva
Jerry Silva

[Signature Page to Employment Letter]

Exhibit A

RELEASE OF EMPLOYMENT CLAIMS

Jerry Silva (“Executive”), for and in consideration of the payments and benefits that Executive shall receive under the Employment Agreement between the Executive and Paramount Acquisition Corp. (“Paramount”) dated June 1, 2007 (the “Employment Agreement”), hereby executes the following General Release (“Release”) and agrees as follows:

1.             Executive, on behalf of Executive and Executive’s agents, assignees, attorneys, successors, assigns, heirs, administrators and executors, does hereby fully and completely forever release Paramount and its subsidiaries, affiliates, predecessors and successors and all of its past and/or present officers, directors, partners, members, managing members, managers, executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or Executive’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Executive that arises from, in connection with or in relationship to Executive’s employment or other service relationship with Paramount or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with Paramount or its affiliates; provided that such released claims shall not include any claims (i) to entitlements under Section 6 of the Employment Agreement or (ii) for indemnification under Section 12 of the Employment Agreement or the certificate of incorporation, by-laws or other similar organizational documents of Paramount with regard to Executive’s service as an officer of Paramount, (such released claims are collectively referred to herein as the “Released Claims”).

2.             Notwithstanding the generality of paragraph (1) above, the Released Claims include, without limitation, (a) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (b) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.  The Released Claims do not include any matter arising from or under the Purchase Agreement (as defined in the Employment Agreement).

3.             By signing this Release, the Executive waives any right that the Executive has or may have had to bring a lawsuit or make any claim against the Releasees based on any acts or omissions of the Releasees up to the date of the signing of this Release.

4.             Executive represents that he has read carefully and fully understands the terms of this Release, and that Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release.  Executive acknowledges that he is executing this Release voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Release, other than those set forth in this Release.  Executive acknowledges that Executive has been given at least twenty-one (21) days to consider whether Executive wants to sign this Release and that the Age Discrimination in Employment Act gives Executive the right to revoke this Release within seven (7) days after it is signed, and Executive understands that he will not receive any payments due him under the Employment Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Executive has not revoked this Release. Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force and effect. To the extent Executive has executed this Release within less than twenty-one (21) days after its delivery to Executive, Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

Executive